Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Stacey Karshin (717) 291-2739
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports Fourth Quarter Net Income of $34.0 million, or $0.19 per share (Excluding tax charge(1)(2), Fourth Quarter Net Income was $49.6 million, or $0.28 per share)

Fulton Financial reports 2017 Net Income of $171.8 million, or $0.98 per share (Excluding tax charge(1)(2), 2017 Net Income was $187.4 million, or $1.07 per share)

2017 Key Accomplishments

•	Record year of revenues and net income, excluding tax charge(1)(2)

•	Average loan growth of 7.8% and average demand and savings deposit growth of 8.1%

•	Asset quality continues to be stable

•	Pre-provision net revenue(2) increased 18.7%

•	Fulton Financial surpasses $20 billion in total assets

(January 22, 2018) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (the “Corporation”) reported net income of $34.0 million, or $0.19 per diluted share, for the fourth quarter of 2017, and net income of $171.8 million, or $0.98 per diluted share, for 2017. In the fourth quarter of 2017, a $15.6 million, or $0.09 per diluted share, charge to income tax expense was recorded related to the re-measurement of net deferred tax assets resulting from the new 21% federal corporate income tax rate established by the Tax Cuts and Jobs Act enacted in December 2017.
"2017 was another solid year of performance for our organization as we generated positive operating leverage, and hit record levels in revenue and net income, excluding the tax charge,” said E. Phillip Wenger, Chairman and CEO. “I’m extremely proud of our team’s hard work this year, and continued focus on driving shareholder value. We look forward to 2018 and believe we are well-positioned for an even better year.”

(1) In the fourth quarter of 2017, a $15.6 million charge to income taxes was recorded related to the re-measurement of net deferred tax assets resulting from the new federal tax legislation enacted in December 2017.
(2) Non-GAAP measure; see accomanying tables for reconcilation.

Net Interest Income and Margin
Net interest income for the fourth quarter of 2017 increased $2.6 million, or 1.8%, from the third quarter of 2017. Net interest margin increased two basis points to 3.29% in the fourth quarter of 2017, from 3.27% in the third quarter of 2017. The average yield on interest-earning assets increased three basis points, while the average cost of interest-bearing liabilities increased one basis point. The three basis point increase in the average yield on interest-earning assets reflects a two basis point increase in loan yields and a six basis point increase in investment yields.
For the year ended December 31, 2017, net interest income increased $54.6 million, or 10.5%, from 2016. Net interest margin increased ten basis points to 3.28%. The average yield on interest-earning assets increased thirteen basis points and the average cost of interest-bearing liabilities increased four basis points from 2016.

Balance Sheet
Total average assets for the fourth quarter of 2017 were $20.1 billion, an increase of $199.9 million from the third quarter of 2017. Average loans, net of unearned income, increased $168.1 million, or 1.1%, in comparison to the third quarter of 2017. Average loans and yields, by type, for the fourth quarter of 2017 in comparison to the third quarter of 2017 are summarized in the following table:

	Three Months Ended				Increase (decrease)
	December 31, 2017		September 30, 2017		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,232,674	4.09%	$6,208,630	4.07%	$24,044	0.4%
Commercial - industrial, financial, and agricultural	4,263,199	4.05%	4,257,075	4.08%	6,124	0.1%
Real estate - residential mortgage	1,926,067	3.83%	1,841,559	3.83%	84,508	4.6%
Real estate - home equity	1,560,713	4.52%	1,569,898	4.48%	(9,185)	(0.6)%
Real estate - construction	1,004,166	4.27%	943,029	4.05%	61,137	6.5%
Consumer	312,320	4.75%	318,546	4.94%	(6,226)	(2.0)%
Leasing and other	261,046	5.36%	253,330	4.91%	7,716	3.0%
Total Average Loans, net of unearned income	$15,560,185	4.14%	$15,392,067	4.12%	$168,118	1.1%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

For the year ended December 31, 2017, average loans increased $1.1 billion, or 7.8%, compared to 2016. Loans at December 31, 2017 increased $281.3 million, or 1.8%, compared to September 30, 2017 and $1.1 billion, or 7.3%, compared to December 31, 2016.

Total average liabilities increased $178.2 million, or 1.0%, from the third quarter of 2017, while average deposits increased $181.3 million, or 1.1%. Average deposits and interest rates, by type, for the fourth quarter of 2017 in comparison to the third quarter of 2017 are summarized in the following table:

	Three Months Ended				Increase (decrease)
	December 31, 2017		September 30, 2017		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,454,456	—%	$4,494,897	—%	$(40,441)	(0.9)%
Interest-bearing demand	4,037,879	0.40%	3,943,118	0.39%	94,761	2.4%
Savings and money market deposits	4,752,337	0.38%	4,603,155	0.34%	149,182	3.2%
Total average demand and savings	13,244,672	0.26%	13,041,170	0.24%	203,502	1.6%
Brokered deposits	105,135	1.27%	89,767	1.23%	$15,368	17.1%
Time deposits	2,706,982	1.18%	2,744,532	1.15%	(37,550)	(1.4)%
Total Average Deposits	$16,056,789	0.42%	$15,875,469	0.40%	$181,320	1.1%

For the year ended December 31, 2017, average deposits increased $895.7 million, or 6.1%, compared to 2016. Deposits at December 31, 2017 decreased $344.2 million, or 2.1%, compared to September 30, 2017 and increased $784.7 million, or 5.2%, compared to December 31, 2016.

Asset Quality
Non-performing assets were $144.6 million, or 0.72% of total assets, at December 31, 2017, compared to $147.0 million, or 0.73% of total assets, at September 30, 2017 and $144.5 million, or 0.76% of total assets, at December 31, 2016.
Annualized net charge-offs for the quarters ended December 31, 2017 and September 30, 2017 were 0.14% of total average loans. The allowance for credit losses as a percentage of non-performing loans was 131% at December 31, 2017, as compared to 128% at September 30, 2017 and 130% at December 31, 2016.
During the fourth quarter of 2017, the Corporation recorded a $6.7 million provision for credit losses, compared to a $5.1 million provision for credit losses in the third quarter of 2017. For the year ended December 31, 2017, the provision for credit losses was $23.3 million, an increase of $10.1 million from 2016.

Non-interest Income
Non-interest income in the fourth quarter of 2017, excluding investment securities gains, increased $7.6 million, or 16.1%, in comparison to the third quarter of 2017. A $5.1 million net gain was recognized in the fourth quarter of 2017 upon the settlement of litigation. Other service charges and fees increased $1.6 million, or 12.9%, due primarily to increases in commercial loan interest rate swap fees and debit card income. Investment management and trust services income increased $1.0 million, or 8.2%. Also contributing to the increase in non-interest income were higher gains from the sales of Small Business Administration (SBA) loans. Slightly offsetting these increases was a seasonal decline in mortgage banking income.
For the year ended December 31, 2017, non-interest income, excluding investment securities gains, increased $11.3 million, or 6.0%, primarily due to the $5.1 million net gain recognized upon the settlement of litigation in the fourth quarter of 2017 and increases in investment management and trust services income, SBA income, debit and credit card income and merchant fees.
Gains on sales of investment securities for the fourth quarter of 2017 were $1.9 million, a decrease of $2.7 million in comparison to the third quarter of 2017. In the fourth quarter of 2017, the corporation continued to recognize gains on the sales of financial institution common stocks, which totaled $6.4 million. The Corporation also repositioned its investment portfolio through the sale of certain debt securities, which resulted in total pre-tax net losses of approximately $4.5 million that partially offset these gains. For the year ended December 31, 2017, gains on sales of investment securities increased $6.5 million.

Non-interest Expense
Non-interest expense increased $6.3 million, or 4.8%, in the fourth quarter of 2017, compared to the third quarter of 2017. Included in other expenses in the fourth quarter of 2017 was a $3.4 million write-off of certain accumulated capital expenditures related to in-process technology initiatives in commercial banking due to a strategic shift to an alternative solution. Additionally, in the fourth quarter of 2017, the Corporation incurred approximately $1.0 million of costs related to defining requirements for, and selecting, the alternative technology solution, which was recorded in other outside services. Other increases occurred in salaries and employee benefits, net occupancy expense, FDIC insurance expense, and other real estate owned and repossession expense included in other expense.
For the year ended December 31, 2017, non-interest expense increased $36.1 million, or 7.4%, compared to 2016. This increase was primarily due to the amortization of tax credit investments and increases in salaries and employee benefits, other outside services, state taxes, net occupancy expenses, software expenses and the aforementioned $3.4 million write-off.

Income Tax Expense
The effective income tax rate for the fourth quarter of 2017 was 44.4%, as compared to 20.5% for the third quarter of 2017. Excluding the $15.6 million charge related to the re-measurement of net deferred tax assets, the effective tax rate for the fourth quarter of 2017 would have been 18.9%. Based on the new corporate income tax rates effective January 1, 2018, the Corporation’s effective tax rate in 2018 and future years is expected to be substantially lower than in 2017 and in prior years.
The tax charge was estimated by the Corporation as of December 31, 2017 based on an initial analysis of the Act and may be adjusted in future periods following completion of the Corporation’s 2017 federal income tax return and evaluation of the effects, if any, of implementation guidance or regulations that may be issued by the Internal Revenue Service on the Corporation’s initial analysis of the Act.

Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.